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                                    EXHIBIT 5

                          [Duane Morris LLP letterhead]




                                February 26, 2002


The Board of Directors
Escalon Medical Corp.
351 East Conestoga Road
Wayne, Pennsylvania 19087

Gentlemen:

      We have acted as counsel to Escalon Medical Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 200,000 shares (the "Shares") of Common Stock, par value $.001, of the Company, pursuant to the Company's Amended and Restated 1999 Equity Incentive Plan (the "Plan").

      As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and Bylaws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

      Based upon the foregoing, it is our opinion that each of the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding and fully paid and nonassessable.

      We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to us under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

                                        Sincerely,



                                        DUANE MORRIS LLP